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                                                               EXHIBIT 99(c)(3)
                                  REXEL, INC.
                              150 ALHAMBRA CIRCLE
                          CORAL GABLES, FLORIDA 33134



                                                October 8, 1997


Mr. Gerald E. Morris
President
Intalite International N.V.
437 Madison Avenue, 39th Floor
New York, NY 10022


Mr. John B. Fraser
President
Geneva Financial Corp.
425 Park Avenue, 25th Floor
New York, NY 10022


Mr. Austin List
Vice Chairman and Director
Strahl & Pitsch
521 Fifth Avenue, 9th Floor
New York, NY 10175


Gentlemen:

     In connection with the proposal (the "Proposal") by Rexel S.A. ("Rexel") to acquire all of the outstanding shares of common stock of Rexel, Inc., a New York corporation (the "Company"), not currently owned by Rexel or International Technical Distributors, Inc., a wholly owned subsidiary of Rexel ("ITD"), the Company hereby agrees to indemnify and hold harmless, to the fullest extent permitted by applicable law, the members of the Special Committee of the Board of Directors of the Company (the "Special Committee") (collectively, the "indemnified persons") from and against all losses, claims, damages, liabilities, expenses (including
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reasonable fees and disbursements of counsel), judgments, fines and costs
(including amounts paid in settlement) incurred by them (A) which are related to or arise out of (i) actions taken or omitted to be taken (including any untrue statements made or any statements omitted to be made) by us or any of our affiliates, including Rexel and ITD, in connection with or in anticipation of the Proposal, the acquisition contem plated by the Proposal (the "Acquisition") or any related transaction or (ii) actions taken or omitted to be taken by an indemnified person in connection with the Proposal or the consummation of the Acquisition or any related transaction, (B) which are otherwise related to or arise out of the Proposal or the Acquisition or any related transaction or (C) by reason of the fact that an indemnified person is or was a member of the Special Committee, and we will reimburse each indemnified person for all expenses (including reasonable fees and disbursements of counsel) as they are incurred by such indemnified person in connection with investigating, preparing or defending any action, suit, proceeding, investigation or claim, whether or not there is pending or threatened litigation in which any indemnified person is a party; provided, however, that the foregoing agreement to indemnify and hold
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harmless shall not apply to any such loss, claim, damage, liability, expense, judgment, fine or cost (collec tively a "loss") if a judgment or other final adjudication adverse to the indemnified person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that the indemnified person personally gained in fact a financial profit or other advantage to which he was not legally entitled (an "Excluded Loss"); and provided, further, if we
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have reimbursed an indemnified person for expenses as provided above for any loss and such loss is determined to be an Excluded Loss, such indemnified person shall repay to us all amounts so reimbursed. The foregoing indemnification relates to, among other matters, the litigation listed on Exhibit A attached
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hereto.

     Promptly after receipt by an indemnified person of notice of any complaint or the commencement of any action, suit, proceeding, investigation or claim with respect to which indemnification is being sought hereunder, such person shall notify us of such complaint or of the commencement of such action, suit, proceeding, investigation or claim (unless we are also a party thereto, in which event such notice shall not be necessary), but failure so to notify us will not relieve us from any liability which we may have hereunder except to the extent we are actually prejudiced by such failure. If we elect or are requested by the indemnified person, we will assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the indemnified person and the payment of reasonable fees and disbursements of such counsel, and the indemnified person will use its best efforts to assist in the vigorous defense of any such matter. In the event

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such indemnified person reasonably determines that having common counsel would present such counsel with a conflict of interest or if we fail to assume the defense of the action or proceeding in a timely manner, then such indemnified person may employ separate counsel to represent or defend such person in any such action or proceeding and we will pay the reasonable fees and disbursements of such counsel as promptly as statements therefor are received and other costs and expenses for which indemnification is available hereunder promptly after they are incurred and will use our best efforts to assist in the vigorous defense of such matter; provided, however, we shall not be obligated to pay the
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fees and disbursements of more than one such counsel for each indemnified person in any jurisdiction in any single action or proceeding (or related group of actions or proceedings).

     We hereby further agree that, should the Acquisition occur, all rights to indemnification existing in favor of the members of the Special Committee in their capacity as directors of the Company or any of its subsidiaries as provided in any indemnification agreement with the Company, the Company's Restated Certificate of Incorporation or Bylaws (or similar organizational documents) or the certificate or articles of incorporation or by-laws (or similar organizational documents) of any of the Company's subsidiaries as in effect as of the date hereof shall survive the Acquisition and shall continue in full force and effect for a period of not less than six years from the date hereof. Until withdrawal of the Proposal or consummation of the Acquisition or a similar transaction and, in either such case, for a period of at least six years thereafter, we shall maintain or cause to be maintained in effect the current policies of directors' liability insurance maintained by us with respect to matters occurring prior to or in connection with the withdrawal of the Proposal or the completion of the Acquisition (the "Current Policies"); provided, however, that we may substitute for the Current Policies other
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policies (the "New Policies") providing for at least the same coverage as, and containing terms and conditions no less advantageous to the insured persons covered thereby (which shall include the indemnified persons) than those contained in, the Current Policies.

     We hereby further agree that, except with respect to an Excluded Loss, neither we nor any of our affiliates will initiate any action or claim against, or otherwise seek any recovery from, any indemnified person for any matter for which indemnification would be available under this Letter Agreement and that no indemnified person will directly or indirectly incur any liability whatsoever to us or any of our affiliates (in the capacity of a stockholder of the Company or otherwise) as a result of the Proposal, the Acquisition, service on the Special Committee or any related matter.

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     Our obligations under this Letter Agreement shall be in addition to any rights that any indemnified person may have under any indemnification agreement with the Company, the Restated Certificate of Incorporation or Bylaws of the Company, the laws of the State of New York, at common law or otherwise.

     This Letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to the provisions thereof relating to conflict of laws, and shall be binding on the successors and assigns of the Company, whether by operation of law or otherwise.

     We acknowledge that in indemnifying the members of the Special Committee pursuant to, and entering into the other obligations contained in, this Letter Agreement, we do not intend to compromise the independence of the Special Committee but rather to create conditions where members of the Special Committee can review the Proposal fully and independently without undue concern for possible liabilities that may be alleged to exist as a result of their actions.

                                        Very truly yours,

                                        REXEL, INC.


                                        By: /s/ Gilles Guinchard
                                            ---------------------------
                                             Name: Gilles Guinchard
                                             Title: President and Chief
                                                    Executive Officer

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